Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-271582, 333-270936, 333-238507, 333-230035, 333-228622, 333-167746, 333-217853, 333-208805, 333-141481, 333-139470, 333-63664, 333-91253, 333-49407, 333-34927, and 333-28043) of CVS Health Corporation of our report dated February 8, 2023 (except for Note 8 and Note 18, as to which the date is May 25, 2023), with respect to the consolidated financial statements of CVS Health Corporation and our report dated February 8, 2023, with respect to the effectiveness of internal control over financial reporting of CVS Health Corporation, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 25, 2023